DEMAND NOTE


$__________________                                             __________, 1997


On demand, U.S. Wireless Data, Inc. ("Borrower), for value received, jointly and severally promises to pay to the order of ____________________ ("Holder") the sum of _______________________ ($___________) together with interest thereon from the date hereof until paid at the rate of 10% per annum.

The holder, in lieu of cash payment, may exercise on or after November 1, 1997, the right to purchase -shares of the common stock of U.S. Wireless Date, Inc. at a price of $_______ per share for any or all of the outstanding principal and accrued interest.

If, by April 11, 1998, the Holder have not exercised their aforementioned rights to purchase shares of common stock In U.S. Wireless Data, Inc. and has not previously been paid in full, the outstanding principal and interest due the issuer will be paid in full no later than April 11, 1998.

This note shall be construed and enforced in accordance with the laws of the State of Colorado.

Borrower:



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U.S. Wireless Data, Inc.